EXHIBIT 4.3
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                 CONSULTING AGREEMENT
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THE AGREEMENT is made and entered into as of this 6th day
of June, 2000 by and between UNICO, INC., hereinafter
referred to as "Client", with its principal place of
business at Harbor Park, 333 Ludlow Street, Stamford, CT
06902, and Richard I. Anslow, with his principal place of
business at 4400 Route 9, 2nd Floor, Freehold, New Jersey
07728, hereinafter referred to as "Consultant".
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                      RECITALS
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A.     WHEREAS, Client is engaged in the business of
information technology and has a need for legal
assistance in its operations; and
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B.     WHEREAS, the Consultant is an attorney generally
knowledgeable in the areas of  corporate  law  and
securities law consistent with the business operations of
the Company  and possesses a high level of experience in
the various legal areas; and
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C.     WHEREAS,  the Company wishes to engage the
Consultant on a nonexclusive basis  as an  independent
contractor  to  utilize  Consultant's  general  legal
experience  and specific  corporate and  securities
experience for this type of Company; and
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D. WHEREAS,  the Consultant is willing to be so retained
on the terms and conditions as set forth in this
Agreement.
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                       AGREEMENT
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      NOW, THEREFORE, in consideration of the promises
and the mutual agreements hereinafter set forth, the
parties hereto agree as follows:
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1.     Engagement. The Company hereby retains and engages
Consultant to perform the following consulting services
(the "Consulting Services"): legal services.  The
Consultant will provide such services and advice to the
Company so as to assist the Company in legal matters for
the Company and advise the  Company in corporate and
securities matters.  This shall include, but not be
limited to, assisting the Company in various  corporate
and securities matters when advisable, and assist in
negotiations and discussions  pertaining  thereof.
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2.    Duties Expressly Excluded. This Agreement expressly
excludes the Consultant from providing any and all
capital formation and/or public relation services to the
Company  inclusive of but not limited to (i) direct or
indirect promotion of the Company's securities;  (ii)
assistance in making of a market in the Company's
securities;  and (iii) assistance in obtaining debt
and/or equity financing.  The Consultant shall not have
the power of  authority to bind the Company to any
transaction without the Company's prior written consent.
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3.     Consideration.  Client and Consultant agree that
Consultant shall receive from the Client a fee of Twenty
Five Thousand (25,000) shares of Client's common stock,
as  consideration  for the services rendered or to be
rendered pursuant to this Agreement.
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4.      Term.  This  Agreement shall be effective for a
term of twelve (12) months starting from the date first
written above unless sooner terminated by the parties
hereto.
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5.      Expenses.  Consultant shall bear his out-of-
pocket costs and expenses incident to performing the
Consulting  Services,  with a right of  reimbursement
from the Company unless such expenses are not-approved by
the Company.
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6.      Consultant's  Liability.  In the absence of gross
negligence or willful misconduct on the part of the
Consultant or the Consultant's breach of any terms of
this Agreement,  the Consultant  shall not be liable to
the Company or to any officer, director, employee,
stockholder or creditor of the Company, for any act or
omission in the course of or in connection with the
rendering or providing of services hereunder.  Except in
those cases where the gross negligence or willful
misconduct of the Consultant or the breach by the
Consultant of any terms of this Agreement is alleged and
proven,  the Company agrees to defend,  indemnify, and
hold the Consultant harmless from and against any and all
reasonable costs, expenses and liability (including
reasonable attorney's fees paid in the defense of the
Consultant)  which may in any way result from  services
rendered by the Consultant  pursuant to or in any
connection with this Agreement.  This indemnification
expressly excludes any and all damages as a result of any
actions or statements, on behalf of the Company, made by
the Consultant without the prior approval or
authorization of the Company.
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7.      Company's Liability.  The Consultant agrees to
defend,  indemnify, and hold the Company harmless from an
against any and all reasonable costs, expenses and
liability  (including  reasonable  attorney's  fees paid
in  defense of the Company) which may in any way result
pursuant to its gross negligence or willful misconduct or
in any  connection  with any actions taken or statements
made, on behalf of the Company, without the prior
approval  or authorization of the Company or which are
otherwise in violation of applicable law.
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8.     Entire  Agreement.  This Agreement  embodies the
entire agreement and understanding  between the Company
and the Consultant and supersedes any and all
negotiations, prior  discussions and preliminary and
prior agreements and understandings related to the
primary  subject  matter  hereof.  This Agreement shall
not be modified except by written  instrument duly
executed by each of the parties hereto.
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9.     Waiver.  No waiver of any of the provisions of
this Agreement shall be deemed, or shall constitute a
waiver of any other provisions, nor shall any waiver
constitute a  continuing  wavier.  No waiver shall be
binding unless executed in writing by the party making
the waiver.
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10.      Assignment and Binding Effect.  This Agreement
and the rights hereunder may not be assigned by the
parties  (except by  operation  of law or merger) and
shall be binding  upon and  inure to the benefit of the
parties and  their respective successors, assigns and
legal representatives.
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11.      Notices.  Any notice or other communication
between the parties hereto shall be  sufficiently given
if sent by certified or registered  mail, postage
prepaid, or faxed and confirmed at the addresses set
forth herein above or at such other  location as the
addressee may have  specified in a notice duly given to
the sender as provided herein. Such notice or other
communication shall be deemed to be given on the date of
receipt.
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12.      Severability.  Every  provision of this
Agreement is intended to be severable. If any term or
provision hereof is deemed unlawful or invalid for any
reason whatsoever, such unlawfulness or invalidity shall
not affect the validity of this Agreement.
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13.      Governing Law. This Agreement shall be construed
and interpreted in accordance  with the laws of the State
of New York, without giving effect to conflicts of laws.
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14.      Headings.  The headings of this Agreement are
inserted solely for the convenience  of reference and are
not part of, and are not intended to govern, limit or aid
in the construction of any term or provision hereof.
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15.     Acknowledgment Concerning Counsel.  Each party
acknowledges that it had the opportunity to employ
separate and independent  counsel of its own choosing in
connection with this Agreement.
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16.   Independent Contractor Status. There is no
relationship,  partnership, agency, employment,
franchise or joint venture between the parties. The
parties have no authority to bind the other or incur any
obligations on their behalf.
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17.    Counterparts.  This Agreement may be executed
simultaneously in two or more  counterparts, each of
which shall be deemed an original but all of which
together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have duly execute
this Agreement as of the date first written above.
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UNICO, INC.
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BY: /s/ Jay R. Weppler
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        Jay R. Weppler
        Chairman, President and CEO
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RICHARD I. ANSLOW
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BY: /s/ Richard I. Anslow
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        Richard I. Anslow
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